As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CIVITAS SOLUTIONS, INC.

(Exact name of Company as specified in its charter)

Delaware	65-1309110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

313 Congress Street, 6th Floor Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Civitas Solutions, Inc. 2014 Omnibus Incentive Plan

(Full title of the plan)

Gina L. Martin

Chief Legal Officer

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(617) 790-4800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Elisabeth M. Martin

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	1,083,488 (3)	$13.6265	$14,764,149.23	$1,789.42

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding common stock.

(2)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on the New York Stock Exchange on December 10, 2018.

(3)	Represents additional shares of common stock authorized as of October 1, 2018 pursuant to the evergreen provision of the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (the “Plan”).

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Civitas Solutions, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Plan. The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of each fiscal year the Plan is in effect by an amount equal to the lesser of: (i) three percent (3%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the compensation committee of the board of directors of the Company (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 1,083,488 shares effective October 1, 2018. This Registration Statement registers the 1,083,488 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 3,325,500 shares of Common Stock registered for issuance under the Plan pursuant to the Registration Statement on Form S-8 (Registration No. 333-198791) filed on September 17, 2014 (the “Original Registration Statement”). On February 9, 2016, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-209446) to register an additional 1,108,500 shares of Common Stock which became available for issuance as of October 1, 2014 as a result of the Evergreen Provision and an additional 1,112,797 shares of Common Stock which became available for issuance as of October 1, 2015 as a result of the Evergreen Provision. On December 14, 2016, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-215092) to register an additional 1,116,443 shares of Common Stock which became available for issuance as of October 1, 2016 as a result of the Evergreen Provision. On December 12, 2017, the Company filed an additional Registration Statement on Form S-8 (Registration No. 333-222006) to register an additional 1,123,238 shares of Common Stock which became available for issuance as of October 1, 2017 as a result of the Evergreen Provision. The contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Civitas Solutions, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the Commission on December 13, 2018;

(b)    The portions of our Definitive Proxy Statement on Schedule 14A filed on January 26, 2018 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017; and

(c)    The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 16, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Civitas Solutions, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (No. 333-196281), filed with the Commission on August 27, 2014).

4.2	Amended and Restated Bylaws of Civitas Solutions, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (No. 333-196281), filed with the Commission on August 27, 2014).

4.3	Specimen Common Stock Certificate of Civitas Solutions, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (No. 333-196281), filed with the Commission on August 27, 2014).

4.4	Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (No. 333-196281), filed with the Commission on August 27, 2014).

Exhibit Number	Description

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page hereto)

*	Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on December 13, 2018.

CIVITAS SOLUTIONS, INC.

By:	/s/ Bruce F. Nardella
	Name:	Bruce F. Nardella
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Civitas Solutions, Inc. whose signature appears below hereby severally constitutes and appoints Bruce F. Nardella, Denis M. Holler and Gina L. Martin, and each of them individually (with full power to each of them to act alone), with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 13, 2018.

Signature	Title

/s/ Bruce F. Nardella Bruce F. Nardella	President, Chief Executive Officer and Director (principal executive officer)

/s/ Denis M. Holler Denis M. Holler	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Chris A. Durbin Chris A. Durbin	Director

/s/ James L. Elrod, Jr. James L. Elrod, Jr.	Director

/s/ Patrick M. Gray Patrick M. Gray	Director

Signature	Title

/s/ Pamela F. Lenehan Pamela F. Lenehan	Director

/s/ Robert L. Rosner Robert L. Rosner	Director

/s/ Gregory S. Roth Gregory S. Roth	Director

/s/ Guy Sansone Guy Sansone	Director

/s/ Mary Ann Tocio Mary Ann Tocio	Director